Exhibit 10.1

Execution Version

SUTROVAX, INC.

AMENDED AND RESTATED INVESTORS’ RIGHTS AGREEMENT

March 20, 2020

Page
SECTION 1 DEFINITIONS	1

1.1	Certain Definitions	1

SECTION 2 REGISTRATION RIGHTS	4

2.1	Requested Registration	4

2.2	Company Registration	6

2.3	Registration on Form S-3.	8

2.4	Expenses of Registration	8

2.5	Registration Procedures	9

2.6	Indemnification.	11

2.7	Information by Holder	13

2.8	Restrictions on Transfer	13

2.9	Rule 144 Reporting	15

2.10	Market Stand-Off Agreement	15

2.11	Delay of Registration	16

2.12	Transfer or Assignment of Registration Rights	16

2.13	Limitations on Subsequent Registration Rights	16

2.14	Termination of Registration Rights	16

SECTION 3 COVENANTS	17

3.1	Basic Financial Information and Inspection Rights.	17

3.2	Confidentiality	18

3.3	Stock Option Grants	18

3.4	Vesting; Repurchase	19

3.5	Employee Agreements	19

3.6	“Bad Actor” Notice	19

3.7	Affiliate Transactions	19

3.8	Insurance Matters	19

3.9	Board Matters	20

3.10	Right to Conduct Activities	20

3.11	Indemnification Matters	20

3.12	Successor Indemnification	20

3.13	Side Letters	21

3.14	Termination of Covenants	21

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(continued)

Page
SECTION 4 RIGHT OF FIRST REFUSAL	21

4.1	Right of First Refusal to Significant Holders	21

SECTION 5 MISCELLANEOUS	22

5.1	Amendment	22

5.2	Notices	23

5.3	Governing Law	23

5.4	Successors and Assigns	23

5.5	Entire Agreement	24

5.6	Delays or Omissions	24

5.7	Severability	24

5.8	Titles and Subtitles	24

5.9	Counterparts	25

5.10	Telecopy Execution and Delivery	25

5.11	Jurisdiction; Venue	25

5.12	Further Assurances	25

5.13	Termination Upon Change of Control	25

5.14	Conflict	25

5.15	Attorneys’ Fees	25

5.16	Aggregation of Stock	25

5.17	Jury Trial	25

-ii-

SUTROVAX, INC.

AMENDED AND RESTATED INVESTORS’ RIGHTS AGREEMENT

This Amended and Restated Investors’ Rights Agreement (this “Agreement”) is dated as of March 20, 2020, and is between SutroVax, Inc., a Delaware corporation (the “Company”), and the persons and entities listed on EXHIBIT A (each, an “Investor” and collectively, the “Investors”).

RECITALS

Certain of the Investors are parties to the Investors’ Rights Agreement dated as of May 29, 2018 (the “Prior Agreement”), between the Company and the Investors listed on Exhibit A thereto (the “Prior Investors”);

The undersigned Prior Investors, representing sufficient signatory authority to amend and restate the Prior Agreement, desire to amend and restate the Prior Agreement in its entirety and to accept the rights created pursuant to this Agreement in lieu of the rights granted to them under the Prior Agreement; and

Certain of the Investors are parties to the Series D Preferred Stock Purchase Agreement of even date herewith, by and among the Company and the Investors listed on the Schedule of Investors thereto (the “Purchase Agreement”), and it is a condition to the closing of the sale of the Series D Preferred Stock to the Investors listed on such Schedule of Investors that the Investors and the Company execute and deliver this Agreement.

The parties therefore agree as follows:

SECTION 1

DEFINITIONS

1.1    Certain Definitions. As used in this Agreement, the following terms shall have the meanings set forth below:

(a)    “Affiliate” shall mean, with respect to any specified person, any other person who, directly or indirectly, controls, is controlled by, or is under common control with such person, including without limitation any general partner, managing member, officer or director of such person or any investment fund now or hereafter existing that is controlled by one or more general partners or managing members of, or shares the same management company or (for purposes of Investors organized in the British Isles or Jersey) advisory company with, such person. Anything to the contrary in this paragraph notwithstanding, neither Chugai Pharmaceutical Co., Ltd, a Japanese corporation (“Chugai”) and/or its subsidiaries (if any) nor Foundation Medicine, Inc., a Delaware corporation (“FMI”) and/or its subsidiaries, if any, shall be deemed as Affiliates of Roche Finance Ltd unless Roche Finance Ltd provides written notice of its desire to include Chugai, FMI and/or their respective subsidiaries (as applicable) as Affiliate(s) of Roche Finance Ltd. For the avoidance of doubt and solely for the purposes of this Agreement, all funds managed or advised by Janus Capital Management LLC shall be deemed Affiliates of one another, and each of RA Capital Healthcare Fund, L.P., RA Capital Nexus Fund, L.P., and Blackwell Partners LLC—Series A, together with other funds managed or advised directly or indirectly by RA Capital Management, L.P., shall be deemed Affiliates of one another, provided that this is not an acknowledgment that such funds should be deemed affiliates in any other context.

(b)    “Bad Actor Disqualification” means any “bad actor” disqualification described in Rule 506(d)(1)(i) through (viii) under the Securities Act.

(c)    “Board of Directors” means the Board of Directors of the Company.

(d)    “Commission” shall mean the Securities and Exchange Commission or any other federal agency at the time administering the Securities Act.

(e)    “Common Stock” means the common stock of the Company.

(f)    “Covered Person” shall have the meaning set forth in the Purchase Agreement.

(g)    “Exchange Act” shall mean the Securities Exchange Act of 1934, as amended, or any similar successor federal statute and the rules and regulations thereunder, all as the same shall be in effect from time to time.

(h)    “Holder” shall mean any Investor who holds Registrable Securities and any holder of Registrable Securities to whom the registration rights conferred by this Agreement have been duly and validly transferred in accordance with Section 2.12 of this Agreement.

(i)    “Indemnified Party” shall have the meaning set forth in Section 2.6(c).

(j)    “Indemnifying Party” shall have the meaning set forth in Section 2.6(c).

(k)    “Initial Closing” shall mean the date of the initial sale of shares of the Series D Preferred Stock pursuant to the Purchase Agreement.

(l)    “Initial Public Offering” shall mean the closing of the Company’s first firm commitment underwritten public offering of the Company’s Common Stock registered under the Securities Act.

(m)    “Initiating Holders” shall mean any Holder or Holders who in the aggregate hold not less than fifty-five percent (55%) of the outstanding Registrable Securities.

(n)    “Investors” shall mean the persons and entities listed on EXHIBIT A.

(o)    “New Securities” shall have the meaning set forth in Section 4.1.

(p)    “Other Selling Stockholders” shall mean persons other than Holders who, by virtue of agreements with the Company, are entitled to include their Other Shares in certain registrations hereunder.

(q)    “Other Shares” shall mean shares of Common Stock, other than Registrable Securities (as defined below) (including shares of Common Stock issuable upon conversion of shares of any currently unissued series of Preferred Stock of the Company), with respect to which registration rights have been granted.

(r)    “Person” shall mean any individual, corporation, partnership, trust, limited liability company, association or other entity.

(s)    “Preferred Majority” means the holders of at least 60% of the Preferred Stock (voting as a single class on an as-converted basis).

(t)    “Preferred Stock” shall mean the Series A Preferred Stock, Series B Preferred Stock, Series C Preferred Stock and Series D Preferred Stock, collectively (as presently constituted and subject to subsequent adjustments for stock dividends, stock splits, reverse stock splits, combinations of shares, reorganizations, recapitalizations, reclassifications or other similar events).

(u)    “Purchase Agreement” shall have the meaning set forth in the Recitals.

(v)    “Qualified IPO” shall have the meaning set forth in the Restated Certificate.

(w)    “Registrable Securities” shall mean (i) shares of Common Stock issued or issuable pursuant to the conversion of the Preferred Stock, (ii) any shares of Common Stock acquired after the date hereof by a Holder and (iii) any Common Stock issued as a dividend or other distribution with respect to or in exchange for or in replacement of the shares referenced in (i) or (ii) above; provided, however, that Registrable Securities shall not include any shares of Common Stock described in clause (i), (ii) or (iii) above which have previously been registered or which have been sold to the public either pursuant to a registration statement or Rule 144, or, with respect to registration rights under this Agreement, which have been sold in a private transaction in which the transferor’s rights under this Agreement are not validly assigned in accordance with this Agreement; and provided further, Registrable Securities shall not include for purposes of Section 2 only (including amendments and waivers to Section 2) any shares for which registration rights have terminated in accordance with Section 2.14 of this Agreement.

(x)    The terms “register,” “registered” and “registration” shall refer to a registration effected by preparing and filing a registration statement in compliance with the Securities Act and applicable rules and regulations thereunder, and the declaration or ordering of the effectiveness of such registration statement.

(y)    “Registration Expenses” shall mean all expenses incurred in effecting any registration pursuant to this Agreement, including, without limitation, all registration, qualification, and filing fees, printing expenses, escrow fees, fees and disbursements of counsel for the Company, fees and disbursements of one special counsel for the Holders (as selected by the Holders) (up to a maximum of $30,000), blue sky fees and expenses, and expenses of any regular or special audits incident to or required by any such registration, but shall not include Selling Expenses and the compensation of regular employees of the Company, which shall be paid in any event by the Company.

(z)    “Restated Certificate” shall mean the Company’s amended and restated certificate of incorporation, as amended and/or restated and in effect from time to time.

(aa)    “Restricted Securities” shall mean any Registrable Securities required to bear the first legend set forth in Section 2.8(d).

(bb)    “Rule 144” shall mean Rule 144 as promulgated by the Commission under the Securities Act, as such Rule may be amended from time to time, or any similar successor rule that may be promulgated by the Commission.

(cc)    “Rule 145” shall mean Rule 145 as promulgated by the Commission under the Securities Act, as such Rule may be amended from time to time, or any similar successor rule that may be promulgated by the Commission.

(dd)    “Securities Act” shall mean the Securities Act of 1933, as amended, or any similar successor federal statute and the rules and regulations thereunder, all as the same shall be in effect from time to time.

(ee)    “Selling Expenses” shall mean all underwriting discounts, selling commissions and stock transfer taxes applicable to the sale of Registrable Securities and fees and disbursements of counsel for any Holder (other than the fees and disbursements of one special counsel to the Holders (up to a maximum of $30,000) included in Registration Expenses).

(ff)    “Series A Preferred Stock” shall mean the shares of Series A Preferred Stock of the Company.

(gg)    “Series B Preferred Stock” shall mean the shares of Series B Preferred Stock of the Company.

(hh)    “Series C Preferred Stock” shall mean the shares of Series C Preferred Stock of the Company.

(ii)    “Series D Preferred Stock” shall mean the shares of Series D Preferred Stock of the Company.

(jj)    “Significant Holders” shall mean, at any time, a Holder who owns at least 96,000 shares of Preferred Stock or Registrable Securities (as presently constituted and subject to subsequent adjustments for stock dividends, stock splits, reverse stock splits, combinations of shares, reorganizations, recapitalizations, reclassifications or other similar event), as applicable.

(kk)    “Withdrawn Registration” shall mean a forfeited demand registration under Section 2.1 in accordance with the terms and conditions of Section  2.4.

SECTION 2

REGISTRATION RIGHTS

2.1    Requested Registration.

(a)    Request for Registration. Subject to the conditions set forth in this Section 2.1, if the Company shall receive from Initiating Holders a written request signed by such Initiating Holders that the Company effect any registration with respect to all or a part of the Registrable Securities (such request shall state the number of shares of Registrable Securities to be disposed of by such Initiating Holders), the Company will:

(i)    promptly give written notice of the proposed registration to all other Holders; and

(ii)    as soon as practicable, file and use its commercially reasonable efforts to effect such registration (including, without limitation, filing post-effective amendments, appropriate qualifications under applicable blue sky or other state securities laws, and appropriate compliance with the Securities Act) and to permit or facilitate the sale and distribution of all or such portion of such Registrable Securities as are specified in such request, together with all or such portion of the Registrable Securities of any Holder or Holders joining in such request as are specified in a written request received by the Company within twenty (20) days after such written notice from the Company is mailed or delivered.

(b)    Limitations on Requested Registration. The Company shall not be obligated to effect, or to take any action to effect, any such registration pursuant to this Section 2.1:

Prior to one hundred eighty (180) days following the Company’s Initial Public Offering (or, with respect to each Holder, the subsequent date on which all market stand-off agreements between such Holder and the Company applicable to the offering have terminated);

If the Initiating Holders, together with the holders of any other securities of the Company entitled to inclusion in such registration statement, propose to sell Registrable Securities and such other securities (if any) for aggregate proceeds (after deduction for underwriter’s discounts and expenses related to the issuance) of less than $10,000,000;

In any particular jurisdiction in which the Company would be required to execute a general consent to service of process in effecting such registration, qualification, or compliance, unless the Company is already subject to service in such jurisdiction and except as may be required by the Securities Act;

After the Company has initiated two (2) such registrations pursuant to this Section 2.1 (counting for these purposes only (x) registrations which have been declared or ordered effective and pursuant to which securities have been sold, and (y) Withdrawn Registrations);

During the period starting with the date sixty (60) days prior to the Company’s good faith estimate of the date of filing of, and ending on a date one hundred eighty (180) days after the effective date of, a Company-initiated registration (or, with respect to each Holder, ending on the subsequent date on which all market stand-off agreements between such Holder and the Company applicable to the offering have terminated); provided that the Company is actively employing in good faith commercially reasonable efforts to cause such registration statement to become effective;

If the Initiating Holders propose to dispose of shares of Registrable Securities that may be registered on Form S-3 pursuant to a request made under Section 2.3;

(c)    Deferral. If (i) in the good faith judgment of the Board of Directors, the filing of a registration statement covering the Registrable Securities would be materially detrimental to the Company and the Board of Directors concludes, as a result, that it is in the best interests of the Company to defer the filing of such registration statement at such time, and (ii) the Company shall furnish to such Holders a certificate signed by the President of the Company stating that in the good faith judgment of the Board of Directors, it would be materially detrimental to the Company for such registration statement to be filed in the near future and that it is, therefore, in the best interests of the Company to defer the filing of such registration statement, then (in addition to the limitations set forth in Section 2.1(b)(v) above) the Company shall have the right to defer such filing for a period of not more than sixty (60) days after receipt of the request of the Initiating Holders, and, provided further, that the Company shall not defer its obligation in this manner more than twice in any twelve-month period.

(d)    Other Shares. The registration statement filed pursuant to the request of the Initiating Holders may, subject to the provisions of Section 2.1(e), include Other Shares, and may include securities of the Company being sold for the account of the Company.

(e)    Underwriting. If the Initiating Holders intend to distribute the Registrable Securities covered by their request by means of an underwriting, they shall so advise the Company as a part of their request made pursuant to this Section 2.1(e) and the Company shall include such information in the written notice given pursuant to Section 2.1(a)(i). In such event, the right of any Holder to include all or any portion of its Registrable Securities in a registration pursuant to this Section 2.1 shall be conditioned upon such Holder’s participation in an underwriting and the inclusion of such Holder’s Registrable Securities to the extent provided herein. If the Company shall request inclusion in any registration pursuant to Section 2.1 of securities being sold for its own account, or if other persons shall request inclusion in any registration pursuant to Section 2.1, the Initiating Holders shall, on behalf of all Holders, offer to include such securities in the underwriting and such offer shall be conditioned upon the participation of the Company or such other persons in such underwriting and the inclusion of the Company’s and such person’s other securities of the Company and their acceptance of the further applicable provisions of this Section 2 (including Section 2.10). The Company shall (together with all Holders and other persons proposing to distribute their securities through such underwriting) enter into an underwriting agreement in customary form with the representative of the underwriter or underwriters selected for such underwriting by the Company, which underwriters are reasonably acceptable to a majority in interest of the Initiating Holders.

Notwithstanding any other provision of this Section 2.1, if the underwriters advise the Initiating Holders in writing that marketing factors require a limitation on the number of shares to be underwritten, the number of Registrable Securities and Other Shares that may be so included shall be allocated as follows: (i) first, among all Holders requesting to include Registrable Securities in such registration statement based on the pro rata percentage of Registrable Securities held by such Holders; (ii) second, to the Other Selling Stockholders based on the pro rata percentage of Other Shares held by such Other Selling Stockholders, assuming conversion and (iii) third, to the Company, which the Company may allocate, at its discretion, for its own account, or for the account of other holders or employees of the Company.

If a person who has requested inclusion in such registration as provided above does not agree to the terms of any such underwriting, such person shall be excluded therefrom by written notice from the Company, the underwriter or the Initiating Holders. The securities so excluded shall also be withdrawn from registration. Any Registrable Securities or other securities excluded or withdrawn from such underwriting shall also be withdrawn from such registration. If shares are so withdrawn from the registration and if the number of shares to be included in such registration was previously reduced as a result of marketing factors pursuant to this Section 2.1(d), then the Company shall then offer to all Holders and Other Selling Stockholders who have retained rights to include securities in the registration the right to include additional Registrable Securities or Other Shares in the registration in an aggregate amount equal to the number of shares so withdrawn, with such shares to be allocated among such Holders and other Selling Stockholders requesting additional inclusion, as set forth above.

2.2    Company Registration.

(a)    Company Registration. If the Company shall determine to register any of its securities either for its own account or the account of a security holder or holders, other than a registration pursuant to Section 2.1 or 2.3, a registration relating solely to employee benefit plans, a registration relating to the offer and sale of debt securities, a registration relating to a corporate reorganization or other

Rule 145 transaction, or a registration on any registration form that does not permit secondary sales, the Company will:

(i)    promptly give written notice of the proposed registration to all Holders; and

(ii)    use its commercially reasonable efforts to include in such registration (and any related qualification under blue sky laws or other compliance), except as set forth in Section 2.2(b) below, and in any underwriting involved therein, all of such Registrable Securities as are specified in a written request or requests made by any Holder or Holders received by the Company within ten (10) days after such written notice from the Company is mailed or delivered. Such written request may specify all or a part of a Holder’s Registrable Securities.

(b)    Underwriting. If the registration of which the Company gives notice is for a registered public offering involving an underwriting, the Company shall so advise the Holders as a part of the written notice given pursuant to Section 2.2(a)(i). In such event, the right of any Holder to registration pursuant to this Section 2.2 shall be conditioned upon such Holder’s participation in such underwriting and the inclusion of such Holder’s Registrable Securities in the underwriting to the extent provided herein. All Holders proposing to distribute their securities through such underwriting shall (together with the Company, the Other Selling Stockholders and other holders of securities of the Company with registration rights to participate therein distributing their securities through such underwriting) enter into an underwriting agreement in customary form with the representative of the underwriter or underwriters selected by the Company.

Notwithstanding any other provision of this Section 2.2, if the underwriters advise the Company in writing that marketing factors require a limitation on the number of shares to be underwritten, the underwriters may (subject to the limitations set forth below) exclude all Registrable Securities from, or limit the number of Registrable Securities to be included in, the registration and underwriting. The Company shall so advise all holders of securities requesting registration, and the number of shares of securities that are entitled to be included in the registration and underwriting shall be allocated, as follows: (i) first, to the Company for securities being sold for its own account, (ii) second, to the Holders requesting to include Registrable Securities in such registration statement based on the pro rata percentage of Registrable Securities held by such Holders, assuming conversion and (iii) third, to the Other Selling Stockholders requesting to include Other Shares in such registration statement based on the pro rata percentage of Other Shares held by such Other Selling Stockholders, assuming conversion. Notwithstanding the foregoing, in no event shall the amount of securities of the selling Holders included in the offering be reduced below 35% of the total amount of securities included in such offering, unless such offering is the Initial Public Offering of the Company’s securities, in which case, all of the Registrable Securities held by such Holders may be excluded if the underwriters make the determination described above and no other stockholder’s securities are included.

If a person who has requested inclusion in such registration as provided above does not agree to the terms of any such underwriting, such person shall also be excluded therefrom by written notice from the Company or the underwriter. The Registrable Securities or other securities so excluded shall also be withdrawn from such registration. Any Registrable Securities or other securities excluded or withdrawn from such underwriting shall be withdrawn from such registration. If shares are so withdrawn from the registration and if the number of Registrable Securities to be included in such registration was previously reduced as a result of marketing factors pursuant to Section 2.2(b), the Company shall then offer to all persons who have retained the right to include securities in the registration the right to include additional securities in the registration in an aggregate amount equal to the number of shares so withdrawn, with such shares to be allocated among the persons requesting additional inclusion, in the manner set forth above.

(c)    Right to Terminate Registration. The Company shall have the right to terminate or withdraw any registration initiated by it under this Section 2.2 prior to the effectiveness of such registration whether or not any Holder has elected to include securities in such registration.

2.3    Registration on Form S-3.

(a)    Request for Form S-3 Registration. After its Initial Public Offering, the Company shall use its commercially reasonable efforts to qualify for registration on Form S-3 or any comparable or successor form or forms. After the Company has qualified for the use of Form S-3, in addition to the rights contained in the foregoing provisions of this Section 2 and subject to the conditions set forth in this Section 2.3, if the Company shall receive from any Significant Holder a written request that the Company effect any registration on Form S-3 or any similar short form registration statement with respect to all or part of the Registrable Securities (such request shall state the number of shares of Registrable Securities to be disposed of and the intended methods of disposition of such shares by such Significant Holder), the Company will take all such action with respect to such Registrable Securities as required by Section 2.1(a)(i) and 2.1(a)(ii).

(b)    Limitations on Form S-3 Registration. The Company shall not be obligated to effect, or take any action to effect, any such registration pursuant to this Section 2.3:

In the circumstances described in either Sections 2.1(b)(i), 2.1(b)(iii) or 2.1(b)(v);

If the Holders, together with the holders of any other securities of the Company entitled to inclusion in such registration, propose to sell Registrable Securities and such other securities (if any) on Form S-3 at an aggregate price to the public of less than $l,000,000; or

If, in a given twelve-month period, the Company has effected three (3) such registrations in such period.

(c)    Deferral. The provisions of Section 2.1(c) shall apply to any registration pursuant to this Section 2.3.

(d)    Underwriting. If the Holders of Registrable Securities requesting registration under this Section 2.3 intend to distribute the Registrable Securities covered by their request by means of an underwriting, the provisions of Section 2.1(e) shall apply to such registration. Notwithstanding anything contained herein to the contrary, registrations effected pursuant to this Section 2.3 shall not be counted as requests for registration or registrations effected pursuant to Section 2.1.

2.4    Expenses of Registration. All Registration Expenses incurred in connection with registrations pursuant to Sections 2.1, 2.2 and 2.3 shall be borne by the Company; provided, however, that the Company shall not be required to pay for any expenses of any registration proceeding begun pursuant to Sections 2.1 and 2.3 if the registration request is subsequently withdrawn at the request of the Holders of a majority of the Registrable Securities to be registered or because a sufficient number of Holders shall have withdrawn so that the minimum offering conditions set forth in Sections 2.1 and 2.3 are no longer satisfied (in which case all participating Holders shall bear such expenses pro rata among each other based on the number of Registrable Securities requested to be so registered), unless the Holders of a majority of the Registrable Securities agree to forfeit their right to a demand registration pursuant to Section 2.1 or Section 2.3; provided, however, in the event that a withdrawal by the Holders is based upon material adverse information relating to the Company, including without limitation, its condition, business or prospects, that is different from the information known to the Holders requesting registration at the time of their request for registration under Section 2.1 or Section 2.3, such registration shall not be treated as a counted registration for purposes of Section 2.1, even though the Holders do not bear the Registration Expenses for such registration. All Selling Expenses relating to securities registered on behalf of the Holders shall be borne by the holders of securities included in such registration pro rata among each other on the basis of the number of Registrable Securities so registered. Notwithstanding anything to the contrary herein, a registration shall not be counted as “effected” if, as a result of an exercise of the underwriter’s cutback provisions, as described above, fewer than fifty percent (50%) of the total number of Registrable Securities that Holders have requested to be included in such registration statement are actually included.

2.5    Registration Procedures. In the case of each registration effected by the Company pursuant to Section 2, the Company will keep each Holder advised in writing as to the initiation of each registration and as to the completion thereof. At its expense, the Company will use its commercially reasonable efforts to:

(a)    Keep such registration effective for a period ending on the earlier of the date which is one hundred twenty (120) days from the effective date of the registration statement or such time as the Holder or Holders have completed the distribution described in the registration statement relating thereto; provided, however, that (i) such one hundred twenty (120) day period shall be extended for a period of time equal to the period the Holder refrains, at the request of an underwriter of Common Stock (or other securities) of the Company, from selling any securities included in such registration, and (ii) in the case of any registration of Registrable Securities on Form S-3 that are intended to be offered on a continuous or delayed basis, subject to compliance with applicable Commission rules, such one hundred twenty (120) day period shall be extended for up to sixty (60) days, if necessary, to keep the registration statement effective until all such Registrable Securities are sold;

(b)    To the extent the Company is a well-known seasoned issuer (as defined in Rule 405 under the Securities Act) (a “WKSI”) at the time any request for registration is submitted to the Company in accordance with Section 2.3, (i) if so requested, file an automatic shelf registration statement (as defined in Rule 405 under the Securities Act) (an “automatic shelf registration statement”) to effect such registration, and (ii) remain a WKSI (and not become an ineligible issuer (as defined in Rule 405 under the Securities Act)) during the period during which such automatic shelf registration statement is required to remain effective in accordance with this Agreement;

(c)    Prepare and file with the Commission such amendments and supplements to such registration statement and the prospectus used in connection with such registration statement as may be necessary to comply with the provisions of the Securities Act with respect to the disposition of all securities covered by such registration statement for the period set forth in Subsection 2.5(a) above;

(d)    Furnish such number of prospectuses, including any preliminary prospectuses, and other documents incident thereto, including any amendment of or supplement to the prospectus, as a Holder from time to time may reasonably request;

(e)    Use its reasonable best efforts to register and qualify the securities covered by such registration statement under such other securities or Blue Sky laws of such jurisdiction as shall be reasonably requested by the Holders; provided, that the Company shall not be required in connection therewith or as a condition thereto to qualify to do business or to file a general consent to service of process in any such states or jurisdictions;

(f)    Notify each seller of Registrable Securities covered by such registration statement at any time when a prospectus relating thereto is required to be delivered under the Securities Act of the happening of any event as a result of which the prospectus included in such registration statement, as then in effect, includes an untrue statement of a material fact or omits to state a material fact required to be stated therein or necessary to make the statements therein not misleading or incomplete in light of the circumstances then existing, and following such notification promptly prepare and furnish to such seller a reasonable number of copies of a supplement to or an amendment of such prospectus as may be necessary so that, as thereafter delivered to the purchasers of such shares, such prospectus shall not include an untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein not misleading or incomplete in light of the circumstances then existing;

(g)    Provide a transfer agent and registrar for all Registrable Securities registered pursuant to such registration statement and a CUSIP number for all such Registrable Securities, in each case not later than the effective date of such registration;

(h)    Otherwise use its commercially reasonable efforts to comply with all applicable rules and regulations of the Commission, and make available to its security holders, as soon as reasonably practicable, an earnings statement covering the period of at least twelve months, but not more than eighteen months, beginning with the first month after the effective date of the Registration Statement, which earnings statement shall satisfy the provisions of Section 11(a) of the Securities Act;

(i)    Cause all such Registrable Securities registered pursuant hereunder to be listed on a national securities exchange or trading system and each securities exchange and trading system (if any) on which similar securities issued by the Company are then listed;

(j)    Promptly make available for inspection by the selling Holders, any managing underwriter(s) participating in any disposition pursuant to such registration statement, and any attorney or accountant or other agent retained by any such underwriter or selected by the selling Holders, all financial and other records, pertinent corporate documents, and properties of the Company, and cause the Company’s officers, directors, employees, and independent accountants to supply all information reasonably requested by any such seller, underwriter, attorney, accountant, or agent, in each case, as necessary or advisable to verify the accuracy of the information in such registration statement and to conduct appropriate due diligence in connection therewith;

(k)    Notify each selling Holder, promptly after the Company receives notice thereof, of the time when such registration statement has been declared effective or a supplement to any prospectus forming a part of such registration statement has been filed;

(l)    After such registration statement becomes effective, notify each selling Holder of any request by the Commission that the Company amend or supplement such registration statement or prospectus; and

(m)    In connection with any underwritten offering pursuant to a registration statement filed pursuant to Section 2.1, or 2.3, enter into an underwriting agreement in form reasonably necessary to effect the offer and sale of Common Stock, provided such underwriting agreement contains reasonable and customary provisions, and provided further, that each Holder participating in such underwriting shall also enter into and perform its obligations under such an agreement.

In addition, the Company shall ensure that, at all times after any registration statement covering a public offering of securities of the Company under the Securities Act shall have become effective, its insider trading policy shall provide that the Company’s directors may implement a trading program under Rule 10b5-1 of the Exchange Act.

2.6    Indemnification.

(a)    To the extent permitted by law, the Company will indemnify and hold harmless each Holder, each of its officers, directors, stockholders, members and partners, legal counsel and accountants and each person controlling such Holder within the meaning of Section 15 of the Securities Act, with respect to which registration, qualification or compliance has been effected pursuant to this Section 2, and each underwriter, if any, and each person who controls within the meaning of Section 15 of the Securities Act any underwriter, against all expenses, claims, losses, damages and liabilities (or actions, proceedings or settlements in respect thereof) arising out of or based on: (i) any untrue statement (or alleged untrue statement) of a material fact contained or incorporated by reference in any registration statement, any prospectus included in the registration statement, any issuer free writing prospectus (as defined in Rule 433 of the Securities Act), any issuer information (as defined in Rule 433 of the Securities Act) filed or required to be filed pursuant to Rule 433(d) under the Securities Act or any other document incident to any such registration, qualification or compliance prepared by or on behalf of the Company or used or referred to by the Company, (ii) any omission (or alleged omission) to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading, or (iii) any violation (or alleged violation) by the Company of the Securities Act, any state securities laws or any rule or regulation thereunder applicable to the Company and relating to action or inaction required of the Company in connection with any offering covered by such registration, qualification or compliance, and the Company will reimburse each such Holder, each of its officers, directors, stockholders, members, partners, legal counsel and accountants and each person controlling such Holder, each such underwriter and each person who controls any such underwriter, for any legal and any other expenses reasonably incurred in connection with investigating and defending or settling any such claim, loss, damage, liability or action; provided that the Company will not be liable in any such case to the extent that any such claim, loss, damage, liability, or action arises out of or is based on any untrue statement or omission based upon written information furnished to the Company by such Holder, any of such Holder’s officers, directors, partners, legal counsel or accountants, any person controlling such Holder, such underwriter or any person who controls any such underwriter, and stated to be specifically for use therein; and provided, further that, the indemnity agreement contained in this Section 2.6(a) shall not apply to amounts paid in settlement of any such loss, claim, damage, liability or action if such settlement is effected without the consent of the Company (which consent shall not be unreasonably withheld).

(b)    To the extent permitted by law, each Holder will, severally and not jointly, if Registrable Securities held by such Holder are included in the securities as to which such registration, qualification or compliance is being effected, indemnify and hold harmless the Company, each of its directors, officers, partners, legal counsel and accountants and each underwriter, if any, of the Company’s securities covered by such a registration statement, each person who controls the Company or such underwriter within the meaning of Section 15 of the Securities Act, each other such Holder, and each of their officers, directors and partners, and each person controlling each other such Holder, against all claims, losses, damages and liabilities (or actions in respect thereof) arising out of or based on: (i) any untrue statement (or alleged untrue statement) of a material fact contained or incorporated by reference in any prospectus, offering circular or other document (including any related registration statement, notification, or the like) incident to any such registration, qualification or compliance, or (ii) any omission (or alleged omission) to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading, and will reimburse the Company and such Holders, directors, officers, partners, legal counsel and accountants, persons, underwriters, or control persons for any legal or any other expenses reasonably incurred in connection with investigating or defending any such claim, loss, damage, liability or action, in each case to the extent, but in each case, only to the extent, that such untrue statement (or alleged untrue statement) or omission (or alleged omission) is made in such registration statement, prospectus, offering circular or other document in reliance upon and in conformity with written information furnished to the Company by such Holder and stated to be specifically for use therein; provided, however, that the obligations of such Holder hereunder shall not apply to amounts paid in settlement of any such claims, losses, damages or liabilities (or actions in respect thereof) if such settlement is effected without the consent of such Holder (which consent shall not be unreasonably withheld); and provided that in no event shall any indemnity under this Section 2.6 exceed the net proceeds from the offering received by such Holder, except in the case of fraud or willful misconduct by such Holder.

(c)    Each party entitled to indemnification under this Section 2.6 (the “Indemnified Party”) shall give notice to the party required to provide indemnification (the “Indemnifying Party”) promptly after such Indemnified Party has actual knowledge of any claim as to which indemnity may be sought, and shall permit the Indemnifying Party to assume the defense of such claim or any litigation resulting therefrom; provided that counsel for the Indemnifying Party, who shall conduct the defense of such claim or any litigation resulting therefrom, shall be approved by the Indemnified Party (whose approval shall not be unreasonably withheld), and the Indemnified Party may participate in such defense at such party’s expense; and provided further that the failure of any Indemnified Party to give notice as provided herein shall not relieve the Indemnifying Party of its obligations under this Section 2.6, to the extent such failure is not prejudicial. No Indemnifying Party, in the defense of any such claim or litigation, shall, except with the consent of each Indemnified Party, consent to entry of any judgment or enter into any settlement that does not include as an unconditional term thereof the giving by the claimant or plaintiff to such Indemnified Party of a release from all liability in respect to such claim or litigation. Each Indemnified Party shall furnish such information regarding itself or the claim in question as an Indemnifying Party may reasonably request in writing and as shall be reasonably required in connection with defense of such claim and litigation resulting therefrom.

(d)    If the indemnification provided for in this Section 2.6 is held by a court of competent jurisdiction to be unavailable to an Indemnified Party with respect to any loss, liability, claim, damage, or expense referred to herein, then the Indemnifying Party, in lieu of indemnifying such Indemnified Party hereunder, shall contribute to the amount paid or payable by such Indemnified Party as a result of such loss, liability, claim, damage, or expense in such proportion as is appropriate to reflect the relative fault of the Indemnifying Party on the one hand and of the Indemnified Party on the other in connection with the statements or omissions that resulted in such loss, liability, claim, damage, or expense as well as any other relevant equitable considerations. The relative fault of the Indemnifying Party and of the Indemnified Party shall be determined by reference to, among other things, whether the untrue or alleged untrue statement of a material fact or the omission to state a material fact relates to information supplied by the Indemnifying Party or by the Indemnified Party and the parties’ relative intent, knowledge, access to information, and opportunity to correct or prevent such statement or omission. No person or entity will be required under this Section 2.6(d), when combined with Section 2.6(b), to contribute any amount in excess of the net proceeds from the offering received by such person or entity, except in the case of fraud or willful misconduct by such person or entity. No person or entity guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Securities Act) will be entitled to contribution from any person or entity who was not guilty of such fraudulent misrepresentation.

(e)    Unless otherwise superseded by an underwriting agreement entered into in connection with the underwritten public offering, the obligations of the Company and the Holders under this Section 2.6, shall survive the completion of any offering of Registrable Securities in a registration pursuant to this Section 2, and otherwise survive the termination of this Agreement. Notwithstanding anything to the contrary in this Agreement, to the extent that the provisions on indemnification and contribution contained in the underwriting agreement entered into in connection with the underwritten public offering are in conflict with the foregoing provisions, the provisions in the underwriting agreement shall control.

2.7    Information by Holder. Each Holder of Registrable Securities shall furnish to the Company such information regarding such Holder and the distribution proposed by such Holder as the Company may reasonably request in writing and as shall be reasonably required in connection with any registration, qualification, or compliance referred to in this Section 2.

2.8    Restrictions on Transfer.

(a)    The holder of each certificate representing Registrable Securities by acceptance thereof agrees to comply in all respects with the provisions of this Section 2.8 and with the transfer restrictions set forth in that certain Amended and Restated Right of First Refusal and Co-Sale Agreement, dated the date hereof. Each Holder agrees not to make any sale, assignment, transfer, pledge or other disposition of all or any portion of the Restricted Securities, or any beneficial interest therein, unless and until the transferee thereof has agreed in writing for the benefit of the Company to take and hold such Restricted Securities subject to, and to be bound by, the terms and conditions set forth in this Agreement, including, without limitation, this Section 2.8 and Section 2.10, and:

(i)    There is then in effect a registration statement under the Securities Act covering such proposed disposition and the disposition is made in accordance with the registration statement; or

(ii)    The Holder shall have given prior written notice to the Company of the Holder’s intention to make such disposition and shall have furnished the Company with a detailed description of the manner and circumstances of the proposed disposition, and, if requested by the Company, the Holder shall have furnished the Company, at the Holder’s expense, with (i) an opinion of counsel reasonably satisfactory to the Company to the effect that such disposition will not require registration of such Restricted Securities under the Securities Act or (ii) a “no action” letter from the Commission to the effect that the transfer of such securities without registration will not result in a recommendation by the staff of the Commission that action be taken with respect thereto, whereupon the holder of such Restricted Securities shall be entitled to transfer such Restricted Securities in accordance with the terms of the notice delivered by the Holder to the Company. It is agreed that the Company will not require opinions of counsel for transactions made pursuant to Rule 144 except in unusual circumstances.

(b)    Notwithstanding the provisions of Section 2.8(a), no such registration statement or opinion of counsel or “no action” letter shall be necessary for (i) a transfer not involving a change in beneficial ownership, or (ii) transactions involving the distribution without consideration of Restricted Securities by any Holder to (x) a parent, subsidiary or other Affiliate of the Holder, if the Holder is an entity, (y) any of the Holder’s partners, members or other equity owners, or retired partners, retired members or other equity owners, or to the estate of any of the Holder’s partners, members or other equity owners or retired partners, retired members or other equity owners, or (z) a venture capital or investment fund that is controlled by or under common control with one or more general partners or managing members of, or shares the same management company or (for purposes of Investors organized in the British Isles or Jersey) advisory company with, the Holder; provided, in each case, that the Holder shall give written notice to the Company of the Holder’s intention to effect such disposition, shall have furnished the Company with a detailed description of the manner and circumstances of the proposed disposition.

(c)    Notwithstanding the provisions of Section 2.8(a) and 2.8(b), no Holder shall transfer any Restricted Securities to (a) any entity which, in the reasonable determination of the Board of Directors, directly or indirectly competes with the Company (it being acknowledged that if such entity is a professional investment fund, such entity shall not be deemed to be or become a direct competitor of the Company as a result of investing in one or more portfolio companies which may be deemed competitive with the Company’s business (as currently conducted or as currently proposed to be conducted)) (a “Competitor”); or (b) any customer, distributor or supplier of the Company, if the Board of Directors should determine that such transfer would result in such customer, distributor or supplier receiving information that would place the Company at a competitive disadvantage with respect to such customer, distributor or supplier; provided however that Roche Finance Ltd may transfer its shares to any of its Affiliates that is not engaged in the development of vaccines against infectious agents, other than through a minority investment in a portfolio company that is engaged in the development of vaccines against infectious agents.

(d)    Each certificate representing Registrable Securities shall (unless otherwise permitted by the provisions of this Agreement) be stamped or otherwise imprinted with a legend substantially similar to the following (in addition to any legend required under applicable state securities laws):

“THE SECURITIES REPRESENTED HEREBY HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “ACT”), OR UNDER THE SECURITIES LAWS OF CERTAIN STATES. THESE SECURITIES MAY NOT BE OFFERED, SOLD OR OTHERWISE TRANSFERRED, PLEDGED OR HYPOTHECATED EXCEPT AS PERMITTED UNDER THE ACT AND APPLICABLE STATE SECURITIES LAWS PURSUANT TO REGISTRATION OR AN EXEMPTION THEREFROM. THE ISSUER OF THESE SECURITIES MAY REQUIRE AN OPINION OF COUNSEL REASONABLY SATISFACTORY TO THE ISSUER THAT SUCH OFFER, SALE OR TRANSFER, PLEDGE OR HYPOTHECATION OTHERWISE COMPLIES WITH THE ACT AND ANY APPLICABLE STATE SECURITIES LAWS.

THE SHARES REPRESENTED BY THIS CERTIFICATE ARE SUBJECT TO (1) RESTRICTIONS ON TRANSFERABILITY AND RESALE, INCLUDING A LOCK-UP PERIOD IN THE EVENT OF A PUBLIC OFFERING, AS SET FORTH IN AN INVESTORS’ RIGHTS AGREEMENT, AND (2) VOTING RESTRICTIONS AS SET FORTH IN A VOTING AGREEMENT AMONG THE COMPANY AND THE ORIGINAL HOLDERS OF THESE SHARES, COPIES OF WHICH MAY BE OBTAINED AT THE PRINCIPAL OFFICE OF THE COMPANY.”

(e)    The first legend referring to federal and state securities laws identified in Section 2.8(d) stamped on a certificate evidencing the Restricted Securities and the stock transfer instructions and record notations with respect to the Restricted Securities shall be removed and the Company shall issue a certificate without such legend to the holder of Restricted Securities if (i) those securities are registered under the Securities Act, or (ii) the holder provides the Company with an opinion of counsel reasonably acceptable to the Company to the effect that a sale or transfer of those securities may be made without registration or qualification.

(f)    Each Holder agrees not to make any sale, assignment, transfer, pledge or other disposition of any securities of the Company, or any beneficial interest therein, to any person other than the Company unless and until the proposed transferee confirms to the reasonable satisfaction of the Company that neither the proposed transferee nor any of its directors, executive officers, other officers that serve as a director or officer of any company in which it invests, general partners or managing members nor (with respect to each proposed transferee that is, or following such sale, assignment, transfer, pledge or other disposition would become, a Covered Person) any person that would be deemed a beneficial owner of those securities (in accordance with Rule 506(d) of the Securities Act) is subject to any Bad Actor Disqualification, except as set forth in Rule 506(d)(2) or (d)(3) under the Securities Act and disclosed, reasonably in advance of the transfer, in writing in reasonable detail to the Company.

(g)    The Company shall not be obligated to recognize any attempted sale, assignment, transfer, pledge or other disposition of all or any portion of the Restricted Securities, or any beneficial interest therein, made other than in compliance with the terms and conditions of this Agreement. The Holders consent to the Company making a notation on its records and giving instructions to any transfer agent of the Restricted Securities in order to implement the restrictions on transfer established in this Agreement.

2.9    Rule 144 Reporting. With a view to making available the benefits of certain rules and regulations of the Commission that may permit the sale of the Restricted Securities to the public without registration, the Company agrees to use its commercially reasonable efforts to:

(a)    Make and keep adequate current public information with respect to the Company available in accordance with Rule 144 under the Securities Act, at all times from and after the effective date of the registration statement filed by the Company for its Initial Public Offering;

(b)    File with the Commission in a timely manner all reports and other documents required of the Company under the Securities Act and the Exchange Act at any time after it has become subject to such reporting requirements; and

(c)    So long as a Holder owns any Restricted Securities, furnish to the Holder forthwith upon written request a written statement by the Company as to its compliance with the reporting requirements of Rule 144 (at any time from and after ninety (90) days following the effective date of the registration statement filed by the Company for its Initial Public Offering), and of the Securities Act and the Exchange Act (at any time after it has become subject to such reporting requirements), a copy of the most recent annual or quarterly report of the Company, and such other reports and documents so filed as a Holder may reasonably request in availing itself of any rule or regulation of the Commission allowing a Holder to sell any such securities without registration.

2.10    Market Stand-Off Agreement. Each Holder shall not sell or otherwise transfer, make any short sale of, grant any option for the purchase of, or enter into any hedging or similar transaction with the same economic effect as a sale, of any Common Stock (or other securities) of the Company held by such Holder (other than those included in a registration) during the period from the filing of a registration statement filed by the Company for its Initial Public Offering through the end of the 180-day period following the effective date of such registration statement for the Company’s Initial Public Offering (or such other period as may be required to accommodate applicable regulatory restrictions on (i) the publication or other distribution of research reports and (ii) analyst recommendations and opinions, including, but not limited to, the restrictions contained in applicable FINRA rules, or any successor provisions or amendments thereto); provided that all officers and directors of the Company and holders of at least one percent (1%) of the Company’s voting securities are bound by and have entered into similar agreements. The Company may impose stop-transfer instructions and may stamp each such certificate with the second legend set forth in Section 2.8(d) with respect to the shares of Common Stock (or other securities) subject to the foregoing restriction until the end of such one hundred eighty (180) day (or other) period. Each Holder agrees to execute a market standoff agreement with said underwriters in customary form consistent with the provisions of this Section 2.10. The underwriters in connection with the Company’s Initial Public Offering are intended third-party beneficiaries of this Section 2.10 and shall have the right, power and authority to enforce the provisions hereof as though they were a party hereto. Any discretionary waiver or termination of the restrictions of any or all of such agreements by the Company or the underwriters shall apply pro rata to all Holders subject to such agreements, based on the number of shares subject to such agreements (the “Pro-rata Release”); provided, however, that such Pro-rata Release shall not be applied unless and until the Company or the underwriters have first waived such restrictions with respect to an aggregate number of shares of Common Stock representing more than 5% of the Company’s total outstanding shares of Common Stock as of immediately prior to the Initial Public Offering (calculated on an as-converted basis).

2.11    Delay of Registration. No Holder shall have any right to take any action to restrain, enjoin, or otherwise delay any registration as the result of any controversy that might arise with respect to the interpretation or implementation of this Section 2.

2.12    Transfer or Assignment of Registration Rights. The rights to cause the Company to register securities granted to a Holder by the Company under this Section 2 may be transferred or assigned by a Holder (a) only to a transferee or assignee of not less than 195,000 shares of Registrable Securities (as presently constituted and subject to subsequent adjustments for stock splits, stock dividends, reverse stock splits, and the like) or (b) in connection with a transfer of Registrable Securities permitted pursuant to Section 2.8(b); provided that (i) such transfer or assignment of Registrable Securities is effected in accordance with the terms of Section 2.8, the Right of First Refusal and Co-Sale Agreement, and applicable securities laws, (ii) the Company is given written notice prior to said transfer or assignment, stating the name and address of the transferee or assignee and identifying the securities with respect to which such registration rights are intended to be transferred or assigned and (iii) the transferee or assignee of such rights assumes in writing the obligations of such Holder under this Agreement, including without limitation the obligations set forth in Section 2.10.

2.13    Limitations on Subsequent Registration Rights. From and after the date of this Agreement, the Company shall not, without the prior written consent of the Preferred Majority enter into any agreement with any holder or prospective holder of any securities of the Company giving such holder or prospective holder any registration rights the terms of which are pari passu with or senior to the registration rights granted to the Holders hereunder.

2.14    Termination of Registration Rights. The right of any Holder to request registration or inclusion in any registration pursuant to Sections 2.1, 2.2 or 2.3 shall terminate on the earlier of (i) such date, on or after the closing of the Company’s first registered public offering of Common Stock, on which all shares of Registrable Securities held or entitled to be held upon conversion by such Holder may immediately be sold under Rule 144 during any ninety (90) day period, and (ii) three (3) years after the closing of the Company’s Initial Public Offering.

SECTION 3

COVENANTS

3.1    Basic Financial Information and Inspection Rights.

(a)    Basic Financial Information. The Company will furnish the following reports to each Significant Holder:

(i)    As soon as practicable after the end of each fiscal year of the Company, and in any event within one hundred and twenty (120) days after the end of each fiscal year of the Company, a consolidated balance sheet of the Company and its subsidiaries, if any, as at the end of such fiscal year and consolidated statements of income and cash flows of the Company and its subsidiaries, if any, for such year, in each case, audited and certified by independent public accountants of regionally recognized standing selected by the Company and prepared in accordance with U.S. generally accepted accounting principles consistently applied (the “Financial Statements”) and a comparison between (x) the actual amounts as of and for such fiscal year and (y) the comparable amounts for the prior year and as included in the Company’s Budget (as defined below), with an explanation of any material differences between such amounts and a schedule as to the sources and applications of funds for such year;

(ii)    As soon as practicable before the end of each fiscal year, and in any event within thirty (30) days before the end of each fiscal year, a budget and business plan for the next fiscal year (collectively, the “Budget”), approved by the Board of Directors and prepared on a monthly basis and forecasting the Company’s revenues, expenses and cash position, including balance sheets, income statements, and statements of cash flow for such months and, promptly after prepared, any other budgets or revised budgets prepared by the Company;

(iii)    As soon as practicable after the end of the first, second and third quarterly accounting periods in each fiscal year of the Company, and in any event within forty-five (45) days after the end of the first, second, and third quarterly accounting periods in each fiscal year of the Company: (i) an unaudited consolidated balance sheet of the Company and its subsidiaries, if any, as of the end of each such quarterly period, and unaudited consolidated statements of income and cash flows of the Company and its subsidiaries, if any, for such period, prepared in accordance with U.S. generally accepted accounting principles consistently applied, subject to changes resulting from normal year-end audit adjustments and (ii) a capitalization table, on a fully diluted basis, setting forth all holders of capital stock of the Company and options to purchase capital stock of the Company together with details of unexercised and unvested options and detailing any share transfers since the delivery of the previous capitalization table, all in sufficient detail as to permit the Significant Holders to calculate their respective percentage equity ownership in the Company, and certified by the chief financial officer or chief executive officer of the Company as being true, complete, and correct;

(iv)    with respect to the financial statements called for in Subsection 3.1(a)(i) and 3.1(a)(iii), an instrument executed by the chief financial officer and chief executive officer of the Company certifying that such financial statements were prepared in accordance with GAAP consistently applied with prior practice for earlier periods and fairly present the financial condition of the Company and its results of operation for the periods specified therein; and

(v)    such other information relating to the financial condition, business, prospects, or corporate affairs of the Company as any Significant Holder may from time to time reasonably request; provided, however, that the Company shall not be obligated under this Subsection

3.1(a)(v) to provide information (i) that the Company reasonably determines in good faith to be a trade secret or confidential information (unless covered by an enforceable confidentiality agreement, in a form acceptable to the Company); or (ii) the disclosure of which would adversely affect the attorney-client privilege between the Company and its counsel.

(b)    Inspection Rights. The Company will afford each Significant Holder reasonable access, during normal business hours, to visit and inspect all of the Company’s respective properties; examine its books and records; and discuss the Company’s affairs, finances and accounts with its officers. Each Significant Holder shall have such other reasonable access to management and information as is necessary for it to comply with applicable laws and regulations and reporting obligations. The Company shall not be required to disclose details of contracts with or work performed for specific customers and other business partners where to do so would violate confidentiality obligations to those parties. Significant Holders may exercise their rights under this Section 3.1(b) only for purposes reasonably related to their interests under this Agreement and related agreements, including monitoring their investment in the Company. The rights granted pursuant to this Section 3.1(b) may not be assigned or otherwise conveyed by the Significant Holders or any subsequent transferee of any such rights without the prior written consent of the Company, unless assigned or otherwise conveyed in connection with a transfer of Registrable Securities that complies with the provisions set forth in Section 2.8 above.

3.2    Confidentiality. Anything in this Agreement to the contrary notwithstanding, no Holder by reason of this Agreement shall have access to any trade secrets of the Company. The Company shall not be required to comply with any information rights of Section 3 in respect of any Holder whom the Company reasonably determines to be a Competitor; provided however that Roche Finance Ltd, funds managed or advised by RA Capital Management, L.P. and the funds managed by Janus Capital Management LLC shall not be deemed to be a Competitor. Each Holder agrees that such Holder will keep confidential and will not disclose, divulge, or use for any purpose (other than to monitor its investment in the Company) any confidential information obtained from the Company pursuant to the terms of this Agreement (including notice of the Company’s intention to file a registration statement), unless such confidential information (a) is known or becomes known to the public in general (other than as a result of a breach of this Subsection 3.2 by such Holder), (b) is or has been independently developed or conceived by the Holder without use of the Company’s confidential information, or (c) is or has been made known or disclosed to the Holder by a third party without a breach of any obligation of confidentiality such third party may have to the Company; provided, however, that a Holder may disclose confidential information (i) to its attorneys, accountants, consultants, and other professionals to the extent necessary to obtain their services in connection with monitoring its investment in the Company; (ii) to any prospective purchaser of any Registrable Securities from such Holder, if such prospective purchaser agrees to be bound by the provisions of this Subsection 3.2 and such prospective purchaser is not a Competitor of the Company; (iii) to any existing or prospective Affiliate, partner, member, stockholder, or wholly owned subsidiary of such Holder or to any investment fund that is controlled by or under common control with one or more general partners or managing members of, or shares the same management company or (for purposes of Investors organized in the British Isles or Jersey) advisory company with, the Holder, in each case, in the ordinary course of business, provided that such Holder informs such Person that such information is confidential and directs such Person to maintain the confidentiality of such information and such Person is not a Competitor of the Company; or (iv) as may otherwise be required by law, provided that the Holder promptly notifies the Company of such disclosure (if legally permitted) and takes reasonable steps (at the expense of the Company) to minimize the extent of any such required disclosure.

3.3    Stock Option Grants. All stock option grants of the Company will be recommended by the Company’s management and approved by a majority of the Board of Directors, including at least three (3) of the members of the Board of Directors that are elected by the Investors (the “Preferred Directors”).

3.4    Vesting; Repurchase. Unless otherwise determined by the Board of Directors (including at least three (3) of the Preferred Directors), all options, restricted stock and similar equity compensation issued to officers, employees or consultants of the Company following the date hereof (collectively, the “Employee Equity Awards”) will be subject to repurchase rights of the Company (or vesting, as applicable) as follows: 25% of the shares subject to the Employee Equity Awards shall vest on the first anniversary of issuance, and the balance shall vest ratably each month over the subsequent 36 months. The Company shall have the option to repurchase, at cost, any and all Common Stock still subject to the Company’s repurchase rights as well as any portion of unvested shares held by any and all holders of Employee Equity Awards in the event that such holder’s service relationship with the Company is terminated for any reason, unless otherwise specified in an applicable employment or consulting agreement.

3.5    Employee Agreements. The Company will cause (i) each person now or hereafter employed by it or by any subsidiary (or engaged by the Company or any subsidiary as a consultant/independent contractor) with access to confidential information and/or trade secrets to enter into a nondisclosure and proprietary rights assignment agreement on the Company’s standard form as approved by the Board of Directors and (ii) each key employee now or hereafter employed by it or by any subsidiary to enter into employment and non-solicitation agreements in a form reasonably acceptable to the Board of Directors, including the Preferred Directors.

3.6    “Bad Actor” Notice. Each party to this Agreement will promptly notify each other party to this Agreement in writing if it, or (with respect to each party to this Agreement that is a Covered Person) any person that would be deemed a beneficial owner of the securities of the Company held by the party (in accordance with Rule 506(d) of the Securities Act) becomes subject to any Bad Actor Disqualification, except as set forth in Rule 506(d)(2) or (d)(3) under the Securities Act.

3.7    Affiliate Transactions. Unless waived by the Preferred Majority, the Company shall not enter into any transaction with any Affiliate of the Company, any officer or director of the Company or any Affiliate of any such officer or director, unless such transaction is approved by a majority of the disinterested members of the Board of Directors.

3.8    Insurance Matters. The Company will, following the date hereof, obtain (if not already obtained) and cause to be maintained, with sound and reputable insurers:

(a)    directors’ and officers’ liability insurance in the amount of at least $5,000,000; and

(b)    fire and casualty insurance with extended coverage, sufficient in amount (subject to reasonable deductions) to allow it to replace any of its properties that might be damaged or destroyed.

The directors’ and officers’ liability insurance policy shall not be cancelable by the Company without prior approval by the Board of Directors including a majority of the Preferred Directors. Notwithstanding any other provision in this Agreement to the contrary, for so long as any Preferred Director is serving on the Board of Directors, the Company shall not cease to maintain a directors’ and officers’ liability insurance policy in an amount of at least five million dollars ($5.0 million) unless approved by such Preferred Director, and the Company shall annually, within one hundred twenty (120) days after the end of each fiscal year of the Company, deliver to each Preferred Director a certification that such a directors and officers liability insurance policy remains in effect.

3.9    Board Matters. Unless otherwise determined by the vote of a majority of the directors then in office, the Board of Directors shall meet at least quarterly in accordance with an agreed-upon schedule. The Company shall reimburse each director and each board observer for reasonable expenses incurred while working for the benefit of the Company as directed or authorized by the Board of Directors, and for reasonable travel and lodging expenses incurred by such directors or board observers for travel to and from Board of Director meetings.

3.10    Right to Conduct Activities. The Company hereby agrees and acknowledges that certain of the Holders are professional investment funds, and as such invest in numerous portfolio companies, some of which may be deemed competitive with the Company’s business (as currently conducted or as currently proposed to be conducted). The Company hereby agrees that, to the extent permitted under applicable law, such Holders shall not be liable to the Company for any claim arising out of, or based upon, (i) the investment by such Holder in any entity competitive with the Company, or (ii) actions taken by any partner, officer or other representative of such Holder to assist any such competitive company, whether or not such action was taken as a member of the board of directors of such competitive company or otherwise, and whether or not such action has a detrimental effect on the Company; provided, however, that the foregoing shall not relieve (x) any of the Holders from liability associated with the unauthorized disclosure of the Company’s confidential information obtained pursuant to this Agreement, or (y) any director or officer of the Company from any liability associated with his or her fiduciary duties to the Company.

3.11    Indemnification Matters. The Company hereby acknowledges that one (1) or more of the Preferred Directors (each, a “Fund Director”) may have certain rights to indemnification, advancement of expenses, and/or insurance provided by outside sources other than the Company and its insurance providers (the “Fund Indemnitor”). The Company hereby agrees that (a) as between the Company and the Fund Indemnitor, the Company is primarily responsible for amounts required to be indemnified or advanced under the Company’s certificate of incorporation or bylaws (or any agreement between the Company and such Fund Director), and any obligation of the Fund Indemnitor to provide indemnification or advancement for the same amounts is secondary to those Company obligations; (b) the Company shall advance expenses incurred by a Fund Director in connection with any action, suit, arbitration, mediation, alternate dispute resolution mechanism, investigation, inquiry, administrative hearing or proceeding by or on behalf of such Fund Director to the extent legally permitted and as required by the Company’s certificate of incorporation or bylaws (or any agreement between the Company and such Fund Director), without regard to any rights such Fund Director may have against the Fund Indemnitor, and (c) the Company waives any right of contribution or subrogation against the Fund Indemnitor with respect to the liabilities for which the Company is primarily responsible. The Company further agrees that the Fund Indemnitor shall be subrogated to the extent of such payment to all of the rights of recovery of such Fund Director for indemnification or advancement of expenses under the Company’s certificate of incorporation or bylaws (or any agreement between the Company and such Fund Director).

3.12    Successor Indemnification. If the Company or any of its successors or assignees consolidates with or merges into any other Person and is not the continuing or surviving corporation or entity of such consolidation or merger, then to the extent necessary, proper provision shall be made so that the successors and assignees of the Company assume the obligations of the Company with respect to indemnification of members of the Board of Directors as in effect immediately before such transaction, whether such obligations are contained in the Company’s Bylaws, Restated Certificate, or elsewhere, as the case may be.

3.13    Side Letters. The Company will furnish any additional side letters to which it enters into following to date of this Agreement to each Significant Holder.

3.14    Termination of Covenants. The covenants set forth in this Section 3 (other than Section 3.10 and Section 3.11) shall terminate and be of no further force and effect after the closing of the Company’s Qualified IPO.

SECTION 4

RIGHT OF FIRST REFUSAL

4.1    Right of First Refusal to Significant Holders. The Company hereby grants to each Significant Holder, the right of first refusal to purchase its pro rata share of New Securities (as defined in Section 4.1) which the Company may, from time to time, propose to sell and issue after the date of this Agreement. A Significant Holder’s pro rata share, for purposes of this right of first refusal, is equal to the ratio of (a) the number of shares of Common Stock owned by such Significant Holder immediately prior to the issuance of New Securities (assuming full conversion of all the Preferred Stock and full conversion or exercise of all outstanding convertible securities, rights, options and warrants held by said Significant Holder) to (b) the total number of shares of Common Stock of the Company then outstanding (assuming full conversion of the Preferred Stock and full conversion or exercise of all outstanding convertible securities, rights, options and warrants). Each Significant Holder shall have a right of over-allotment such that if any Significant Holder fails to exercise its right hereunder to purchase its pro rata share of New Securities, the other Significant Holders may purchase the non-purchasing Significant Holder’s portion on a pro rata basis. “New Securities” shall mean any capital stock (including Common Stock and/or Preferred Stock) of the Company whether now authorized or not, and rights, convertible securities, options or warrants to purchase such capital stock, and securities of any type whatsoever that are, or may become, exercisable or convertible into capital stock; provided that the term “New Securities” does not include (i) Exempted Securities (as such term is defined in the Restated Certificate) and (ii) any shares issued pursuant to the Purchase Agreement.

(a)    In the event the Company proposes to undertake an issuance of New Securities, it shall give each Significant Holder written notice of its intention, describing the type of New Securities, the number of such New Securities to be offered and their price and the general terms upon which the Company proposes to issue the same. Each Significant Holder shall have ten (10) days after any such notice is mailed or delivered to agree to purchase such Significant Holder’s pro rata share of such New Securities and to indicate whether such Significant Holder desires to exercise its over-allotment option for the price and upon the terms specified in the notice by giving written notice to the Company, in substantially the form attached as EXHIBIT B, and stating therein the quantity of New Securities to be purchased.

(b)    In the event the Significant Holders fail to exercise fully the right of first refusal and over-allotment rights, if any, within said ten (10) day period (the “Election Period”), the Company shall have ninety (90) days thereafter to sell or enter into an agreement (pursuant to which the sale of New Securities covered thereby shall be closed, if at all, within ninety (90) days from the date of said agreement) to sell that portion of the New Securities with respect to which the Significant Holders’ right of first refusal option set forth in this Section 4.1 was not exercised, at a price and upon terms no more favorable to the purchasers thereof than specified in the Company’s notice to Significant Holders delivered pursuant to Section 4.1(b). In the event the Company has not sold within such ninety (90) day period following the Election Period, or such ninety (90) day period following the date of said agreement, the Company shall not thereafter issue or sell any New Securities, without first again offering such securities to the Significant Holders in the manner provided in this Section 4.1.

(c)    The right of first refusal granted under this Agreement shall expire upon, and shall not be applicable to, the Company’s Qualified IPO.

(d)    The rights provided in this Section 4.1 may not be assigned or transferred by any Significant Holder; provided, however, that a Significant Holder may assign or transfer such rights as set forth in Section 5.4.

(e)    A Holder will not have a right of first refusal to purchase a pro rata share of New Securities in accordance with this Section 4 and will not be a Significant Holder for purposes of the right of first refusal granted under this Section 4 if, and for so long as, the Significant Holder, any of its directors, executive officers, other officers that serve as a director or officer of any company in which it invests, general partners or managing members or (with respect to each Holder that is, or following the consummation of the transactions contemplated by such right of first refusal would become, a Covered Person) any person that would be deemed a beneficial owner of the securities of the Company held by the Significant Holder (in accordance with Rule 506(d) of the Securities Act) is subject to any Bad Actor Disqualification, except as set forth in Rule 506(d)(2) or (d)(3) under the Securities Act.

SECTION 5

MISCELLANEOUS

5.1    Amendment. Except as expressly provided herein, neither this Agreement nor any term hereof may be amended, waived, discharged or terminated other than by a written instrument referencing this Agreement and signed by the Company and the Preferred Majority; provided, however, that Holders purchasing shares of Series D Preferred Stock in a Closing after the Initial Closing (each as defined in the Purchase Agreement) may become parties to this Agreement, by executing a counterpart of this Agreement without any amendment of this Agreement pursuant to this paragraph or any consent or approval of any other Holder; and provided further, that any amendment, waiver, discharge or termination of Sections 2.3, 3.1 and 4.1 shall also require the written consent of Significant Holders holding at least fifty-five percent (55%) of the Registrable Securities held by Significant Holders (“Significant Holder Majority”). Any such amendment, waiver, discharge or termination effected in accordance with this paragraph shall be binding upon each Holder and each future holder of all such securities of Holder. Each Holder acknowledges that by the operation of this paragraph, the Preferred Majority (and Preferred Majority and the Significant Holder Majority with respect to Sections 2.3, 3.1 and 4.1) will have the right and power to diminish or eliminate all rights of such Holder under this Agreement. Notwithstanding the foregoing, (a) this Agreement may not be amended or terminated and the observance of any term hereof may not be waived with respect to any Investor without the written consent of such Investor, unless such amendment, termination, or waiver applies equally to all Investors, and (b) Sections 2.3, 3.1 and 4.1 may be amended and the observance of the terms thereof may be waived (either generally or in a particular instance, and either retroactively or prospectively) only with the written consent of the Significant Holder Majority; provided, however, that any waiver of Section 4.1 in connection with an offering of New Securities shall be effective only if all Significant Holders that have rights under Section 4.1 in connection with such offering are provided the opportunity to participate in such offering on the same terms and to the same extent (on a percentage basis) of their pro rata share of New Securities in accordance with Section 4.1 and on the same terms as the other Significant Holders who are participating in such offering.

5.2    Notices. All notices and other communications required or permitted hereunder shall be in writing and shall be mailed by registered or certified mail, postage prepaid, sent by facsimile or electronic mail or otherwise delivered by hand, messenger or courier service addressed:

(a)    if to an Investor, to the Investor’s address, facsimile number or electronic mail address as shown in the Company’s records, as may be updated in accordance with the provisions hereof, with a copy (which shall not constitute notice) to Michael J, Cohen, Brown Rudnick LLP, One Financial Center, Boston, MA 02111;

(b)    if to any Holder, to such address, facsimile number or electronic mail address as shown in the Company’s records, or, until any such Holder so furnishes an address, facsimile number or electronic mail address to the Company, then to the address of the last holder of such shares for which the Company has contact information in its records; or

(c)    if to the Company, to the attention of the Chief Executive Officer of the Company at 353 Hatch Drive, Foster City, California 94404, or at such other current address as the Company shall have furnished to the Investors or Holders, with a copy (which shall not constitute notice) to Robert Phillips, Cooley LLP, 101 California Street 5th Floor, San Francisco, California 94111.

Each such notice or other communication shall for all purposes of this Agreement be treated as effective or having been given (i) if delivered by hand, messenger or courier service, when delivered (or if sent (A) via a nationally-recognized overnight courier service to a U.S. address, freight prepaid, specifying next-business-day delivery, with written verification of receipt, one (1) business day after deposit with such courier or (B) via an internationally recognized expedited delivery services company to a non-U.S. address, freight prepaid, specifying next-business-day delivery, with written verification of receipt, three (3) business days after deposit with such delivery service), or (ii) if sent via mail, at the earlier of its receipt or five days after the same has been sent by registered or certified mail, return receipt requested, postage prepaid, or (iii) if sent via facsimile, upon confirmation of facsimile transfer or, if sent via electronic mail, when directed to the relevant electronic mail address, if sent during normal business hours of the recipient, or if not sent during normal business hours of the recipient, then on the recipient’s next business day.

Subject to the limitations set forth in Delaware General Corporation Law §232(e), each Investor and Holder consents to the delivery of any notice to stockholders given by the Company under the Delaware General Corporation Law or the Company’s certificate of incorporation or bylaws by (i) facsimile telecommunication to the facsimile number set forth on EXHIBIT A (or to any other facsimile number for the Investor or Holder in the Company’s records), (ii) electronic mail to the electronic mail address set forth on EXHIBIT A (or to any other electronic mail address for the Investor or Holder in the Company’s records), (iii) posting on an electronic network together with separate notice to the Investor or Holder of such specific posting or (iv) any other form of electronic transmission (as defined in the Delaware General Corporation Law) directed to the Investor or Holder. This consent may be revoked by an Investor or Holder by written notice to the Company and may be deemed revoked in the circumstances specified in Delaware General Corporation Law §232.

5.3    Governing Law. This Agreement shall be governed in all respects by the internal laws of the State of Delaware as applied to agreements entered into among Delaware residents to be performed entirely within Delaware, without regard to principles of conflicts of law.

5.4    Successors and Assigns. This Agreement, and any and all rights, duties and obligations hereunder, shall not be assigned, transferred, delegated or sublicensed by any Investor without the prior written consent of the Company; provided that (i) the rights, duties and obligations of an Investor may be assigned in connection with a permitted transfer of Registrable Securities by an Investor pursuant to Section 2.8(b) and (ii) the rights set forth in Section 4.1 may be assigned or transferred by a Significant Holder to (x) a parent, subsidiary or other Affiliate of the Significant Holder, if the Significant Holder is an entity, (y) any of the Significant Holder’s partners, members or other equity owners, or retired partners, retired members or other equity owners, or to the estate of any of the Significant Holder’s partners, members or other equity owners or retired partners, retired members or other equity owners, or (z) any investment fund that is controlled by or under common control with one or more general partners or managing members of, or shares the same management company or (for purposes of Investors organized in the British Isles or Jersey) advisory company with, the Significant Holder; provided that such Affiliate, assignee or transferee is not a Competitor of the Company. The Company agrees that Roche Finance and its Affiliates shall not be deemed a Competitor for so long as neither Roche Finance Ltd nor any of its Affiliates is engaged in the development of vaccines against infectious agents, other than through a minority investment in a portfolio company that is engaged in the development of vaccines against infectious agents. Any attempt by an Investor without such permission to assign, transfer, delegate or sublicense any rights, duties or obligations that arise under this Agreement shall be void. Subject to the foregoing and except as otherwise provided herein, the provisions of this Agreement shall inure to the benefit of, and be binding upon, the successors, assigns, heirs, executors and administrators of the parties hereto.

5.5    Entire Agreement. This Agreement and the exhibits hereto constitute the full and entire understanding and agreement between the parties with regard to the subjects hereof, and supersedes in its entirety the Prior Agreement, which shall have no further force and effect. No party hereto shall be liable or bound to any other party in any manner with regard to the subjects hereof or thereof by any warranties, representations or covenants except as specifically set forth herein.

5.6    Delays or Omissions. Except as expressly provided herein, no delay or omission to exercise any right, power or remedy accruing to any party to this Agreement upon any breach or default of any other party under this Agreement shall impair any such right, power or remedy of such non- defaulting party, nor shall it be construed to be a waiver of any such breach or default, or an acquiescence therein, or of or in any similar breach or default thereafter occurring, nor shall any waiver of any single breach or default be deemed a waiver of any other breach or default theretofore or thereafter occurring. Any waiver, permit, consent or approval of any kind or character on the part of any party of any breach or default under this Agreement, or any waiver on the part of any party of any provisions or conditions of this Agreement, must be in writing and shall be effective only to the extent specifically set forth in such writing. All remedies, either under this Agreement or by law or otherwise afforded to any party to this Agreement, shall be cumulative and not alternative.

5.7    Severability. If any provision of this Agreement becomes or is declared by a court of competent jurisdiction to be illegal, unenforceable or void, portions of such provision, or such provision in its entirety, to the extent necessary, shall be severed from this Agreement, and such court will replace such illegal, void or unenforceable provision of this Agreement with a valid and enforceable provision that will achieve, to the extent possible, the same economic, business and other purposes of the illegal, void or unenforceable provision. The balance of this Agreement shall be enforceable in accordance with its terms.

5.8    Titles and Subtitles. The titles and subtitles used in this Agreement are used for convenience only and are not to be considered in construing or interpreting this Agreement. All references in this Agreement to sections, paragraphs and exhibits shall, unless otherwise provided, refer to sections and paragraphs hereof and exhibits attached hereto.

5.9    Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be enforceable against the parties that execute such counterparts, and all of which together shall constitute one instrument.

5.10    Telecopy Execution and Delivery. A facsimile, telecopy or other reproduction of this Agreement may be executed by one or more parties hereto and delivered by such party by facsimile or any similar electronic transmission device pursuant to which the signature of or on behalf of such party can be seen. Such execution and delivery shall be considered valid, binding and effective for all purposes. At the request of any party hereto, all parties hereto agree to execute and deliver an original of this Agreement as well as any facsimile, telecopy or other reproduction hereof.

5.11    Jurisdiction; Venue. With respect to any disputes arising out of or related to this Agreement, the parties consent to the exclusive jurisdiction of, and venue in, the state courts in the State of Delaware (or in the event of exclusive federal jurisdiction, the courts of the District of Delaware).

5.12    Further Assurances. Each party hereto agrees to execute and deliver, by the proper exercise of its corporate, limited liability company, partnership or other powers, all such other and additional instruments and documents and do all such other acts and things as may be necessary to more fully effectuate this Agreement.

5.13    Termination Upon Change of Control. Notwithstanding anything to the contrary herein, this Agreement (excluding any then-existing obligations) shall terminate upon a Deemed Liquidation Event (as such term is defined in the Restated Certificate).

5.14    Conflict. In the event of any conflict between the terms of this Agreement and the Company’s certificate of incorporation or its bylaws, the terms of the Company’s certificate of incorporation or its bylaws, as the case may be, will control.

5.15    Attorneys’ Fees. In the event that any suit or action is instituted to enforce any provision in this Agreement, the prevailing party in such dispute shall be entitled to recover from the losing party such reasonable fees and expenses of attorneys and accountants, which shall include, without limitation, all fees, costs and expenses of appeals.

5.16    Aggregation of Stock. All securities held or acquired by Affiliates shall be aggregated together for purposes of determining the availability of any rights under this Agreement.

5.17    Jury Trial. EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY LAW, ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING (WHETHER SOUNDING IN CONTRACT, TORT OR OTHERWISE) ARISING OUT OF OR RELATED TO THIS AGREEMENT. This paragraph shall not restrict a party from exercising remedies under the Uniform Commercial Code or from exercising pre-judgment remedies under applicable law.

[Signature page follows]

The parties are signing this Amended and Restated Investors’ Rights Agreement as of the date stated in the introductory clause.

COMPANY: SUTROVAX, INC. a Delaware corporation

By:	/s/ Grant Pickering
Name:	Grant Pickering
Title:	President and Chief Executive Officer

[Signature Page to SutroVax, Inc. Amended and Restated Investors’ Rights Agreement]

The parties are signing this Amended and Restated Investors’ Rights Agreement as of the date stated in the introductory clause.

INVESTOR: RA CAPITAL HEALTHCARE FUND, L.P. By: RA Capital Healthcare Fund GP, LLC Its General Partner

By:	/s/ Peter Kolchinsky
Name:	Peter Kolchinsky
Title:	Manager
Address:	RA Capital Management, L.P. 200 Berkeley Street 18th Floor Boston, MA 02116 Attn: General Counsel

BLACKWELL PARTNERS LLC – SERIES A By: RA Capital Healthcare Fund GP, LLC Its General Partner

By:	/s/ Abayomi A. Adigun /s/ Jannine M. Lall
Name:	Abayomi A. Adigun Jannine M. Lall
Title:	Investment Manager Head of Finance & Controller DUMAC, Inc. DUMAC, Inc. Authorized Agent Authorized Agent
Address:	Blackwell Partners LLC – Series A 280 S. Mangum Street Suite 210 Durham, NC 27701 Attn: Jannine Lall

RA CAPITAL NEXUS FUND, L.P. By: RA Capital Nexus Fund GP, LLC Its General Partner

By:	/s/ Peter Kolchinsky
Name:	Peter Kolchinsky
Title:	Manager
Address:	RA Capital Management, L.P. 200 Berkeley Street 18th Floor Boston, MA 02116 Attn: General Counsel

[Signature Page to SutroVax, Inc. Amended and Restated Investors’ Rights Agreement]

The parties are signing this Amended and Restated Investors’ Rights Agreement as of the date stated in the introductory clause.

INVESTORS: JANUS HENDERSON GLOBAL LIFE SCIENCES FUND By: Janus Capital Management LLC, its investment advisor

By:	/s/ Andrew Acker
Name:	Andrew Acker
Title:	Authorized Signatory

JANUS HENDERSON CAPITAL FUNDS PLC ON BEHALF OF ITS SERIES JANUS HENDERSON GLOBAL LIFE SCIENCES FUND By: Janus Capital Management LLC, its investment advisor

By:	/s/ Andrew Acker
Name:	Andrew Acker
Title:	Authorized Signatory

JANUS HENDERSON BIOTECH INNOVATION MASTER FUND LIMITED By: Janus Capital Management LLC, its investment advisor

By:	/s/ Andrew Acker
Name:	Andrew Acker
Title:	Authorized Signatory

[Signature Page to SutroVax, Inc. Amended and Restated Investors’ Rights Agreement]

The parties are signing this Amended and Restated Investors’ Rights Agreement as of the date stated in the introductory clause.

INVESTORS: JANUS HENDERSON TRITON FUND By: Janus Capital Management LLC, its investment advisor

By:	/s/ Jonathan Coleman
Name:	Jonathan Coleman
Title:	Authorized Signatory

JANUS HENDERSON VENTURE FUND By: Janus Capital Management LLC, its investment advisor

By:	/s/ Jonathan Coleman
Name:	Jonathan Coleman
Title:	Authorized Signatory

JANUS CAPITAL FUNDS PLC ON BEHALF OF ITS SERIES JANUS HENDERSON US VENTURE FUND By: Janus Capital Management LLC, its investment advisor

By:	/s/ Jonathan Coleman
Name:	Jonathan Coleman
Title:	Authorized Signatory

[Signature Page to SutroVax, Inc. Amended and Restated Investors’ Rights Agreement]

The parties are signing this Amended and Restated Investors’ Rights Agreement as of the date stated in the introductory clause.

INVESTOR: ABINGWORTH BIOVENTURES VI LP By: its Manager, Abingworth LLP

By:	/s/ John Heard
Name:	John Heard
Title:	Partner, General Counsel

[Signature Page to SutroVax, Inc. Amended and Restated Investors’ Rights Agreement]

The parties are signing this Amended and Restated Investors’ Rights Agreement as of the date stated in the introductory clause.

INVESTOR: CTI LIFE SCIENCES FUND II, L.P. CTI LIFE SCIENCES FUND II (INTERNATIONAL), L.P.

By:	/s/ Ken Pastor
Name:	Ken Pastor
Title:	General Partner

[Signature Page to SutroVax, Inc. Amended and Restated Investors’ Rights Agreement]

The parties are signing this Amended and Restated Investors’ Rights Agreement as of the date stated in the introductory clause.

INVESTOR: FORESITE CAPITAL FUND IV, L.P. By: Foresite Capital Management IV, LLC, its General Partner

By:	/s/ Dennis Ryan
Name:
Title:

[Signature Page to SutroVax, Inc. Amended and Restated Investors’ Rights Agreement]

The parties are signing this Amended and Restated Investors’ Rights Agreement as of the date stated in the introductory clause.

INVESTOR: FRAZIER LIFE SCIENCES VIII, L.P. By: FHM Life Sciences VIII, L.P. its general partner By: FHM Life Sciences VIII, L.L.C., its general partner

By:	/s/ Patrick Heron
Name:	Patrick Heron
Title:	Member

[Signature Page to SutroVax, Inc. Amended and Restated Investors’ Rights Agreement]

The parties are signing this Amended and Restated Investors’ Rights Agreement as of the date stated in the introductory clause.

INVESTOR: /s/ Larry G. Pickering
LARRY G. PICKERING

[Signature Page to SutroVax, Inc. Amended and Restated Investors’ Rights Agreement]

The parties are signing this Amended and Restated Investors’ Rights Agreement as of the date stated in the introductory clause.

INVESTOR: LONGITUDE VENTURE PARTNERS II, L.P., a Delaware limited partnership By: Longitude Capital Partners II, LLC, a Its General Partner

By:	/s/ Patrick Enright
Name:	Patrick Enright
Title:	Managing Member

[Signature Page to SutroVax, Inc. Amended and Restated Investors’ Rights Agreement]

The parties are signing this Amended and Restated Investors’ Rights Agreement as of the date stated in the introductory clause.

INVESTOR: MEDICXI VENTURES I LP MEDICXI CO-INVEST I LP

By:	its manager Medicxi Ventures Management (Jersey) Limited

By:	/s/ Nick McHardy
Name:	Nick McHardy
Title:	Alternate Director

[Signature Page to SutroVax, Inc. Amended and Restated Investors’ Rights Agreement]

The parties are signing this Amended and Restated Investors’ Rights Agreement as of the date stated in the introductory clause.

INVESTOR: Pivotal bioVenture Partners Fund I, L.P. By: Pivotal bioVenture Partners Fund I G.P., L.P., its general partner By: Pivotal bioVenture Partners Fund I U.G.P. Ltd, its general partner

By:	/s/ Rob Hopfner
Name:	Rob Hopfner
Title:	Managing Partner

[Signature Page to SutroVax, Inc. Amended and Restated Investors’ Rights Agreement]

The parties are signing this Amended and Restated Investors’ Rights Agreement as of the date stated in the introductory clause.

INVESTOR: ROCHE FINANCE LTD

By:	/s/ Carole Nuechterlein
Name:
Title:

By:	/s/ Felix Kobel
Name:	Rob Hopfner
Title:	Managing Partner

[Signature Page to SutroVax, Inc. Amended and Restated Investors’ Rights Agreement]

The parties are signing this Amended and Restated Investors’ Rights Agreement as of the date stated in the introductory clause.

INVESTOR: WILCOX FAMILY INVESTMENTS LLC

By:	/s/ James R. Wilcox
Name:	James R. Wilcox
Title:	Manager

[Signature Page to SutroVax, Inc. Amended and Restated Investors’ Rights Agreement]

The parties are signing this Amended and Restated Investors’ Rights Agreement as of the date stated in the introductory clause.

INVESTOR: TPG GROWTH IV SWITCHEROO, L.P. By: TPG Growth GenPar IV, L.P., its general partner By: TPG Growth GenPar IV Advisors, LLC, its general partner

By:	/s/ Mike LaGatta
Name:	Mike LaGatta
Title:	Vice President

[Signature Page to SutroVax, Inc. Amended and Restated Investors’ Rights Agreement]

EXHIBIT A

INVESTORS

Name and Address

RA Capital Healthcare Fund, L.P.

RA Capital Nexus Fund, L.P.

c/o RA Capital Management, L.P.

Blackwell Partners LLC – Series A

Attn: Jannine Lall

Janus Henderson Global Life Sciences Fund

Janus Henderson Capital Funds plc on behalf of its series Janus Henderson Global Life Sciences Fund

Janus Henderson Biotech Innovation Master Fund Limited

Janus Henderson Venture Fund

Janus Henderson Capital Funds plc on behalf of its series Janus Henderson US Venture Fund

Janus Henderson Triton Fund

c/o Janus Capital Management LLC

Attn: Andrew Acker (Email:                                         )

Attn: Angela Morton (Email:                                         )

With a copy to:

Perkins Coie LLP

Attn: Adrian Rich (Email:                                         )

TPG Growth IV Switcheroo, L.P.

Medicxi Ventures I LP

Attn: Giles Johnstone-Scott

Email:

Medicxi Co-Invest I LP

Attn: Giles Johnstone-Scott

Email:

Foresite Capital Fund IV, L.P.

Attn:    Dennis D. Ryan

Email:

Pivotal bioVenture Partners Fund I L.P.

c/o Pivotal bioVenture Partners

Frazier Life Sciences VIII, L.P.

c/o Frazier Healthcare Partners

Attention: Steve Bailey, Chief Financial Officer

Abingworth LLP

Attn: General Counsel

Email:

Longitude Venture Partners II, L.P.

Attn: Patrick Enright

Telephone:

Facsimile:

Email:

Roche Finance Ltd

Attention: Roche Venture Fund, Carole Nuechterlein

Facsimile:

With a copy to:

Hoffmann-La Roche Inc.

Attention: General Counsel

Facsimile:

CTI Life Sciences Fund II, L.P.

CTI Life Sciences Fund II (International), L.P.

Attention: Shermaine Tilley (with a copy to Nicole Northcott)

Facsimile:

Email:

(cc:                                                   )

Larry G. Pickering

Email:

Wilcox Family Investments LLC

Email:

WS Investment Company LLC (2014A)

WS Investment Company LLC (2017A)

Attn: Jim Terranova

Facsimile:

Email:

EXHIBIT B

NOTICE AND WAIVER/ELECTION OF RIGHT OF FIRST REFUSAL

I do hereby waive or exercise, as indicated below, my rights of first refusal under the Amended and Restated Investors’ Rights Agreement of SutroVax, Inc. (the “Company”) dated as of March 20, 2020 (the “Agreement”) with respect to the following New Securities [define the New Securities as provided for in the Agreement]:

1.	Waiver of [ ] days’ notice period in which to exercise right of first refusal: (please check only one)

( )	WAIVE in full, on behalf of all Holders, the [ ]-day notice period provided to exercise my right of first refusal granted under the Agreement.

( )	DO NOT WAIVE the notice period described above.

2.	Issuance and Sale of New Securities: (please check only one)

( )	WAIVE in full the right of first refusal granted under the Agreement with respect to the issuance of the New Securities.

( )

ELECT    TO    PARTICIPATE in $[            ] (please    provide    amount) in New Securities proposed to be issued by the Company, representing LESS than my pro rata portion of the aggregate of $[            ] in New Securities being offered in the financing.

( )

ELECT TO PARTICIPATE in $[            ] in New Securities proposed to be issued by SutroVax, Inc., a Delaware corporation, representing my FULL pro rata portion of the aggregate of $[            ] in New Securities being offered in the financing.

( )

ELECT TO PARTICIPATE in my full pro rata portion of the aggregate of $[            ] in New Securities being made available in the financing AND, to the extent available, the greater of (x) an additional $[            ] (please provide amount) or (y) my pro rata portion of any remaining investment amount available in the event other Significant Holders do not exercise their full rights of first refusal with respect to the $[            ] in New Securities being offered in the financing.

Capitalized terms shall have the meaning assigned to them in the Agreement.

Date:
(Print investor name)

(Signature)

(Print name of signatory, if signing for an entity)

(Print title of signatory, if signing for an entity)

B-1

This is neither a commitment to purchase nor a commitment to issue the New Securities described above. Such issuance can only be made by way of definitive documentation related to such issuance. The company will supply you with such definitive documentation upon request or if you indicate that you would like to exercise your first offer rights in whole or in part.

B-2